UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2013

THE WESTERN UNION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-32903	20-4531180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12500 East Belford Avenue Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

(866) 405-5012
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on February 11, 2010, Western Union Financial Services, Inc. (“WUFSI”), a subsidiary of The Western Union Company (the “Company”), entered into a Settlement Agreement (the “Settlement Agreement”) with the State of Arizona (the “State”). On June 14, 2013, WUFSI and the State filed a Joint Application for Order Tolling Time and Extending Benefits and Obligations of Settlement Agreement (the "Motion") in the Superior Court of the State of Arizona In and For the County of Maricopa (the “Superior Court”). The Motion requested, among other things, that the Superior Court issue an order to extend the timeframe during which the recommendations of the monitor appointed pursuant to the Settlement Agreement must be implemented for an additional 90 days beyond the original required implementation date of July 31, 2013. The Superior Court issued the requested order on June 14, 2013.

The purpose of the 90 day extension period is to allow the parties to discuss potential amendments to the Settlement Agreement, which may, among other things, extend the term of the Settlement Agreement to provide additional time to implement the monitor’s recommendations. Any such modifications to the Settlement Agreement would require the approval of the State and could have further adverse effects on the Company’s business, including additional costs. Additionally, if WUFSI is not able to negotiate a further extension or amendment of the Settlement Agreement or other arrangement and the State determines that WUFSI has committed a willful and material breach of the Settlement Agreement, the State has indicated that it will pursue remedies under the Settlement Agreement, which could include initiating civil or criminal actions. The pursuit by the State of such remedies could have a material adverse effect on the Company’s business, financial condition or results of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WESTERN UNION COMPANY

Dated: June 17, 2013	By:	/s/ Darren A. Dragovich
	Name: Title:	Darren A. Dragovich Assistant Secretary